UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934
                 Exact name of registrant as specified                   I.R.S.
                 in its charter, state of incorporation,               Employer
Commission       address of principal executive offices,         Identification
File Number      Telephone                                               Number

1-16305          PUGET ENERGY, INC.                                 91-1969407
                 A Washington Corporation
                 411 - 108th Avenue N.E.
                 Bellevue, Washington 98004-5515
                 (425) 454-6363

1-4393           PUGET SOUND ENERGY,INC.                           91-0374630
                 A Washington Corporation
                 411 - 108th Avenue N.E.
                 Bellevue, Washington 98004-5515
                 (425) 454-6363
================================================================================

ITEM 5. Other Events

        On August 21, 2001, the Company issued the following press release.

Puget Sound Energy files energy plan with WUTC

Market volatility creates need for action to prevent lasting damage

         Puget Sound Energy, the utility subsidiary of Puget Energy (NYSE:PSD), today announced a rate proposal designed to address a turbulent energy marketplace and record low hydro conditions to enable it to provide reliable service at reasonable prices. The proposal includes an interim plan to recover the net power cost PSE incurs in supplying electricity to customers and a commitment to file a general electric and natural gas rate case by November 2001.

        PSE’s proposal asks the Washington Utilities and Transportation Commission (WUTC) to approve an interim cost-recovery mechanism whereby customers’ electric bills would be linked to the company’s actual net power costs. This mechanism matches the way Washington utilities currently pass through to customers the wholesale cost of natural gas, at no profit to the utility. Through this mechanism, PSE is asking to immediately begin deferring the difference between its net power costs and the amounts currently being recovered through existing customer rates and reflect these amounts in customer bills beginning this November. This interim mechanism would continue until completion of the proceedings in the upcoming general rate filing.

        It is estimated that the proposed mechanism would, based on current estimates of the company’s net power costs, defer and ultimately collect approximately $84 million for additional net power costs for the period ending December 31, 2001.

        While numerous Northwest utilities have had to raise their electric rates steeply in recent months, PSE managed until now to insulate its customers from the increase in costs associated with hydroelectric generation being at record lows and the extremely volatile wholesale power markets. In addition to effectively managing its power resources, PSE has aggressively controlled its operating and maintenance costs as well, resulting in the company being ranked as the second most cost-efficient utility in the U.S. among combined electric and natural gas utilities. In fact, since 1996 the average PSE residential monthly bill has gone up by only $1.02.

        “The load-serving utilities in the Western states have all been infected by the power cost problems initiated by California’s mishandling of their situation and misguided federal intervention in the wholesale markets,” Rick Hawley, PSE’s vice president and chief financial officer said. “We don’t want to end up in the same predicament as California. Timely recovery of PSE’s costs is critical to ensuring that we keep our customers’ rates reasonable and fulfill our customer service obligations. We think it’s better to take preventative measures now and cure the disease before long-lasting damage occurs.

        “Our filing with the Commission was not undertaken lightly. However, the changing power market conditions since the end of June have significantly increased our net power cost estimates for 2001 and 2002, with the resulting negative impact on the estimated electric margins of the company. While it is expected that the rate impact to customers will be modest compared to rate hikes by other Western utilities, adoption of this mechanism is critical to maintaining the financial health of the company; financial health that is necessary to deliver high quality service at the lowest possible cost,” Hawley said.

Certain statements contained in this news release, including statements with respect to future revenues, are “forward-looking statements” within the meaning of the federal securities laws. Although Puget Energy and Puget Sound Energy believe that the expectations reflected in such statements are reasonable, there can be no assurance that the expected results will be achieved. For additional information concerning certain assumptions, risks, and uncertainties involved in the forward-looking statements contained herein, please refer to Puget Energy’s reports on file with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUGET ENERGY, INC.

PUGET SOUND ENERGY, INC.

James W. Eldredge

_________________________________

James W. Eldredge

Corporate Secretary and Chief Accounting Officer

Date: August 30, 2001